Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (Amendment No. 6) of our report dated February 3, 2023 with respect to the audited financial statements of Alset Capital Acquisition (the “Company”) as of November 30, 2022 and 2021, for the year ended November 30, 2022, and for the period from October 20, 2021 (inception) through November 30, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 22, 2023